Exhibit 6.1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

FIG GRASSLANDS, LLC

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of FIG GRASSLANDS, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of December 3, 2015, by Fig Publishing, Inc., a Delaware corporation, as the sole member of the Company (the “Sole Member”).

W I T N E S S E T H:

WHEREAS, the Company was formed on behalf of the Sole Member on October 23, 2015 by the filing of Certificate of Formation (the “Formation Certificate”) with the Secretary of State of the State of Delaware pursuant to the terms of the Limited Liability Company Act of the State of Delaware (as the same may be amended from time to time, the “Act”); and

WHEREAS, the Sole Member now desires to formalize the organization and governance of the Company.

NOW, THEREFORE, for good and valuable consideration, and intending legally to be bound, the Sole Member hereby agrees as follows:

ARTICLE ONE

ORGANIZATION

1.1	Formation.

(a)          The Sole Member hereby ratifies the formation of the Company pursuant to the provisions of the Act. The Company’s existence commenced upon the filing of the Formation Certificate by an authorized person designated by the Sole Member. The execution and filing of such Formation Certificate with the Secretary of State of the State of Delaware, and all actions previously undertaken by, on behalf of or in the name of the Company by affiliates of the Company or their or the Company’s agents and representatives, is and are hereby authorized, approved and ratified in all respects by the Sole Member.

(b)          The Sole Member shall hereinafter be authorized to cause the Company to be qualified, or registered under assumed or fictitious name statutes or similar laws, in any jurisdiction in which the Company transacts business. The Sole Member or its designees, as authorized persons within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary or desirable for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(c)          The rights, liabilities and obligations of the Sole Member with respect to the Company shall be determined in accordance with the Act, the Formation Certificate and this Agreement. To the extent anything contained in this Agreement modifies, supplements or otherwise affects any such right, liability, or obligation arising under the Act, this Agreement shall supersede the Act to the extent not restricted thereby.

(d)          The Company shall, to the full extent permitted by law, indemnify and hold harmless any individual who executed the Formation Certificate against any and all damages, costs or injury (including, but not limited to, all legal costs) incurred or sustained in connection with: (i) the formation and organization of the Company in the State of Delaware, and (ii) the conduct of the Company’s business.

1.2	Name. The name of the Company is FIG GRASSLANDS, LLC.

1.3          Designated Agent; Principal Office. The Company shall maintain a registered office in the State of Delaware, and the name and address of the Company’s registered agent in the State of Delaware shall be as set forth in the Formation Certificate. The principal office of the Company shall be located at such office as the Sole Member shall designate. The Company may maintain such additional offices as may be designated from time to time by the Sole Member for the purpose of carrying out the business of the Company.

1.4          Purpose; Authorization. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to engage in any lawful act or activity related thereto for which limited liability companies may be formed and/or conduct business under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

ARTICLE TWO

CAPITAL

2.1          Capital Contributions. The Sole Member shall own all of the equity interests (collectively, the “Interest”) in the Company. The Sole Member shall not have any obligation to make capital contributions to the Company, and any such capital contributions to the Company shall be made by the Sole Member on a voluntary basis.

ARTICLE THREE

RIGHTS AND DUTIES OF SOLE MEMBER

3.1          Management by the Sole Member. The Sole Member is hereby vested with the full and complete right, power and discretion to operate, manage and control the affairs of the Company and to make all decisions affecting the Company’s affairs. The Sole Member shall have the right to admit additional members to the Company and to designate one or more persons as managers, officers, agents or representatives of the Company to carry out powers of the Sole Member to the fullest extent permitted by law.

3.2          Officers. The Sole Member may appoint, in a written instrument, such officers of the Company (each, an "Officer"), with such powers, duties and responsibilities as the Sole Member, in its sole discretion, may determine from time to time. The powers, duties and responsibilities of an Officer shall be set forth in the written instrument of the Sole Member appointing the Officer. At any time, the Sole Member may, in its sole discretion, revoke any such appointment or modify, limit or amend the powers, duties or responsibilities of an Officer.

2

3.3          Withdrawal; Assignments. The Sole Member shall have the right to withdraw from the Company. The Sole Member shall have the right to transfer, sell, assign, pledge or hypothecate its Interest in the Company.

3.4          Indemnification. The Company hereby agrees to indemnify and hold harmless the Sole Member and each Officer from and against any and all claims, actions, demands, losses, costs, expenses (including attorney’s fees and other expenses of litigation), damages, penalties or interest, as a result of any claim or legal proceeding related to any action taken or omitted to be taken in connection with the business and affairs of the Company and this Agreement (including the settlement of any such claim or legal proceeding); provided, however, that the party against whom the claim is made or legal proceeding is directed is not guilty of gross negligence or willful misconduct as determined by a final non-appealable court of competent jurisdiction. Any indemnity under this Section shall be paid from and to the extent of assets of the Company only, and only to the extent that such indemnity does not violate applicable federal and state laws.

3.5          Limited Liability. The Sole Member shall not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a member or agent of the Company.

ARTICLE FOUR

DISTRIBUTIONS

4.1          Generally. Distributions of Cash Flow Available for Distribution shall be made to the Sole Member at such times and in such amounts as the Sole Member shall determine. Notwithstanding the foregoing, any final distributions upon the termination or dissolution of the Company shall be made in accordance with Section 4.2 of this Agreement. In this Agreement, the term “Cash Flow Available for Distribution” shall mean receipts of the Company from any source, in the sole discretion of the Sole Member less any expenses related to the operations of the Company and any reasonable reserves that the Sole Member believes is necessary and appropriate.

4.2          Liquidating Distributions. Upon winding up or dissolution, the Company shall pay or make reasonable provisions to pay all claims and liabilities owed to third parties, including all contingent, conditional and unmatured claims and liabilities known to the Company even if the identities of some claimants are unknown. If there are sufficient assets, all such claims and liabilities shall be paid in full or provision shall be made for the payment thereof in full. If there are not sufficient assets, all such claims and liabilities known to the Company shall be paid or provided for, among claims and liabilities of equal priority, ratably to the extent of the available assets. Thereafter, the property and assets of the Company shall be distributed to the Sole Member.

4.3          No Liability on Liquidation. The Sole Member or liquidating trustee winding up the Company’s business and affairs who complies with Section 4.2 shall not have any personal liability whatsoever to any claimants against or creditors of the Company by reason of such action.

3

ARTICLE FIVE

TAX MATTERS

5.1          Tax Matters. The Sole Member intends that the Company be treated as a disregarded entity for Federal, state and local income and franchise tax purposes for as long as the Interest shall be held by only one member. All of the Company’s taxable income and taxable losses shall be allocated to the Sole Member.

ARTICLE SIX

TERM

6.1	Term.

(a)          The Company shall continue in full force and effect unless dissolved by the terms of this Agreement or by law. The Company shall dissolve upon the written approval of the Sole Member.

(b)          Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until articles of dissolution are filed with the Delaware Secretary of State. Notwithstanding the occurrence of an event causing the dissolution of the Company in accordance with the terms hereof, prior to the filing of the Company’s articles of dissolution and the resulting termination of the Company, the business and affairs of the Company and the Sole Member in relation thereto shall continue to be governed by this Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7.1          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to the conflict of laws principles of such State).

7.2          Amendments. This Agreement may be modified, altered, supplemented or amended in any manner only with the approval of the Sole Member.

7.3          Captions. The captions of articles, sections and schedules of this Agreement are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.4          Entire Agreement. This Agreement, as the same may be amended from time to time in accordance with the terms hereof, contains the entire agreement of the Sole Member relating to the subject matter hereof and there are no other or further agreements outstanding not specifically mentioned herein.

7.5          Severability. If any term or provision of this Agreement or the performance thereof shall be invalid or unenforceable to any extent, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be valid and enforced to the fullest extent permitted by law.

[Signature on the next page]

4

IN WITNESS WHEREOF, the Sole Member has executed this Limited Liability Company Operating Agreement of FIG GRASSLANDS, LLC as of the date first above written.

SOLE MEMBER:

FIG PUBLISHING, INC.

By:	/s/ Justin Bailey
Name:	Justin Bailey
Title:	Chief Executive Officer